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                                                                EXHIBIT 11

                       STATEMENT REGARDING COMPUTATION OF
                           PRIMARY EARNINGS PER SHARE
                       Youth Services International, Inc.

                                            Three                Three         Six            Six
                                            Months              Months        Months        Months
                                            Ended                Ended        Ended          Ended
                                           12/31/96            12/31/95      12/31/96      12/31/95
                                          ----------          ----------    ----------    -----------
Weighted average shares
   outstanding                             9,244,471           8,139,728      9,114,600     8,119,695

Weighted average common stock
   equivalents outstanding:
        Common stock
        Stock options                      1,403,892           1,352,298      1,421,042     1,341,953
        Employee stock purchase options      320,015             191,382        250,404       168,440
        Warrants                             171,733             231,900        179,828       231,900
                                           ---------           ---------      ---------     ---------
        Total                              1,895,640           1,775,580      1,851,274     1,742,292
                                           ---------           ---------      ---------     ---------

Assumed treasury stock repurchases:
        Common stock
        Stock options                        638,752             552,209        646,555       681,707
        Employee stock purchase options      320,961             191,382        251,145       168,440
        Warrants                              39,373              82,455         41,229       113,364
                                           ---------           ---------      ---------     ---------
        Total                                999,086             826,046        938,928       963,510
                                           ---------           ---------      ---------     ---------

Net weighted average common stock
   equivalents                               896,554             949,535        912,346       778,782
                                           ---------           ---------      ---------     ---------
Total primary weighted average
   common stock and common stock
   equivalents outstanding                10,141,025           9,089,262     10,026,946     8,898,477
                                          ==========          ==========     ==========    ==========

Note:  20% buy back limit                  1,848,894           1,627,946      1,822,920     1,623,939
                                          ==========          ==========     ==========    ==========
Net income                                  $965,000            $528,000     $1,534,000    $1,270,000
                                          ==========          ==========     ==========    ==========
Primary earnings per share                     $0.10               $0.06          $0.15         $0.14
                                          ==========          ==========     ==========    ==========




Note: The fully-diluted calculation has not been presented as the impact is anti-dilutive.